Exhibit 10.37
April 10, 2006
John McCafferty
Dear John,
Congratulations and welcome to GameTech International, Inc. This correspondence serves as confirmation of our offer of employment to you as V.P. of Product Marketing. This position is an important one to our organization and we look forward to the contributions you will bring to GameTech and its Executive Team. We anticipate your start date to be May 17, 2006.
As V.P. of Product Marketing your responsibilities will include Sales, Product Marketing and Product Management. We are prepared to offer you a salary of $200k per year, with the opportunity for a review after 90 days of employment. With this position, you will be able to participate in the Executive Team Bonus Plan. At the outset, we will offer a stock option grant of 125,000 shares, vesting at the end of a one year period. This stock option grant will be subject to board approval.
In addition to the above compensation package, we are prepared to offer you relocation assistance up to $30,000. Please refer to GameTech’s Relocation Policy for a complete list of approved expenses. After completing six months of employment your principal residence should be located in the Reno, NV area.
Should your employment terminate with GameTech for “Cause”, or should you decide to terminate your employment, prior to completing one year of service, you will be responsible for reimbursing the company for all relocation expenses paid on your behalf. In the event that there is a change of control, all your stock options will vest immediately. “Cause” means any conduct that may jeopardize any license in any jurisdiction that the company does or seeks to do business; performance of work in a manner that is not professional, including dishonesty or insubordination; conviction for any felony; or other conduct injurious to the company or its reputation. “Change of control” means (i) the company merges with another entity, or (ii) that any “person” or “group” becomes the “beneficial owner” of more than fifty percent (50%) of the total voting power entitled to vote in the election of the Board of Directors, excluding any person or group that is the beneficial owner of more than five percent (5%) of the total voting power as of the date of this letter. “Person”, “group” and “beneficial owner” are defined in Sections 13(d) and 14(d) and Rule 13(d) of the Securities Exchange Act of 1934.

GameTech also offers a rich benefits package including Medical, Dental, Vision, 401K, Disability and Life insurance for you. You will be eligible for these benefits the first of the month following 30 days of employment. In addition, you will accrue a total of 3 weeks of Paid Time Off during your first year of employment. Many more benefits will be described in the Plan Package.
We do let all new employees know that we are an “at will” employer and either the employee or the employer may terminate the employment relationship at any time with or without prior notice.
We are so pleased to have the opportunity to work with you and look forward to your participation with us. We wish you the best for success in your new position. Please sign in the space provided below as acceptance of this offer. A copy will be made for your own personal file.
Kind Regards,

Kay O’Brien	John McCafferty	Date
Director of Human Resources